Exhibit 10.1
GIBRALTAR INDUSTRIES, INC.
2005 EQUITY INCENTIVE PLAN

Award of Performance Units

     THIS AWARD is made to                      (the “Recipient”) as of this              day of September, 2009.
Recitals:
     Effective as of April 1, 2005, Gibraltar Industries, Inc. (the “Company”) adopted an equity based incentive plan known as the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Plan”).
     Under the terms of the Plan, the Board of Directors is authorized to grant equity based compensation awards to Executive Officers of the Company upon the recommendation of the Compensation Committee of the Company’s Board of Directors.
     The Compensation Committee has recommended to the Board of Directors that the Company grant an Award to the Recipient of                                           (               ) Performance Units which shall be converted to and paid in cash provided that the Company achieves certain Performance Goals established by the Committee and, up to an additional                                          (                    ) Performance Units which may also be converted to and paid in cash provided that the Company achieves a level of performance which exceeds the Performance Goals established by the Committee resulting in a maximum Award of up to                                          (                    ) Performance Units.
     The Board of Directors has approved the recommendation of the Compensation Committee with respect to the Award of                                           (                    ) Performance Units for the Company’s achievement of the targeted level of performance and up to an additional                                          (                    ) Performance Units if the Company’s performance exceeds the targeted level of performance with the effect that the maximum number of Performance Units which the Recipient will be eligible to receive pursuant to this Award will be                                          (                    ) Performance Units.
     The Plan provides that the terms and conditions of each Award are to be specified in a written instrument.
     The Compensation Committee has recommended and the Board of Directors has approved, the issuance of an Award of Performance Units to the Recipient on the terms and conditions contained in this instrument.
Grant of Award:
     NOW, THEREFORE, the Company hereby grants an Award of Performance Units to the Recipient on the following terms and conditions:

     1. Award of Performance Units. Subject to the terms and conditions of this Award instrument (“Instrument”), the Recipient is hereby granted an Award of                                          (                    ) Performance Units (such Award being hereinafter the “Base Award”), which Performance Units will, subject to the Company’s achievement of the Performance Goals established by the Committee, be converted to cash and paid to the Recipient and which, if the Company achieves a level of performance which exceeds the Performance Goals established by the Committee, may be increased by up to an additional                                          (                    ) Performance Units which may be converted to cash and paid to the Recipient, resulting in a maximum Award of up to                                          (                    ) Performance Units (the                      Performance Units which the Recipient may be entitled to receive being hereinafter the “Maximum Award”). Any reference in this Instrument to Performance Units shall be deemed to refer only to the Performance Units granted pursuant to the Award reflected in this Instrument together with any Dividend Equivalent Units attributable to such Performance Units and any additional Performance Units credited to the Recipient with respect to the Performance Units referred to above pursuant to the anti-dilution provisions of the Plan.
     2. Restriction on Transfer. The Performance Units issued pursuant to this Award shall be subject to the Restrictions on transfer set forth in Section 8.01 of the Plan.
     3. Performance Period; Performance Goals and Peer Group. (a) There shall be three separate Performance Periods for the number of Performance Units contained in the Base Award represented by this Award. The first Performance Period shall be the period beginning January 1, 2009 and ending December 31, 2009 and shall apply to one third of the number of Performance Units in the Base Award issued to the Recipient pursuant to this Award. The second Performance Period shall be the period beginning January 1, 2010 and ending December 31, 2010 and shall apply to one third of the number of Performance Units in the Base Award issued to the Recipient pursuant to this Award. The third Performance Period shall be the period beginning January 1, 2011 and ending December 31, 2011 and shall apply to one third of the number of Performance Units in the Base Award issued to the Recipient pursuant to this Award. For purposes of this Award Instrument, the term “Targeted Performance Unit Award” shall mean, for each of the three separate Performance Periods referred to above, one third of the number of Performance Units in the Base Award.
          (b) The Performance Goal which shall be in effect for each of the three separate Performance Periods which are provided for by this Award shall be the achievement by the Company of a total shareholder return for the Company’s fiscal year which ends at the end of the applicable Performance Period, which total shareholder return is equal to the median total shareholder return of the companies in the peer group which is established for the Company as provided by Section 3(c) below (hereinafter the “Peer Group”), determined, with respect to each Peer Group company, as of the end of each applicable Performance Period. The total shareholder return for the Company and each of the Peer Group companies (such total shareholder returns being hereinafter “TSR”) shall, for any Performance Period, be a fraction: (i) the numerator of which is equal to the sum of: (A) the average of the closing prices per share of one share of common stock of the Company or the applicable peer group member, as reported by the NASDAQ National Market System, the American Stock Exchange or the New York Stock Exchange, on each of the twenty (20) consecutive Business Days (as defined, in the singular, below) ending with December 31 of the applicable Performance Period or, if December 31 is not a Business Day, ending with the last Business Day immediately preceding such December 31; and (B) the aggregate amount of the dividends paid on each share of the Company’s, or, if applicable, the peer group member’s common stock during the calendar year which ends with the end of the applicable Performance Period; and (ii) the denominator of which is equal to the average of the closing prices per share of one share of common stock of the Company or the applicable peer group member, as reported by the NASDAQ National Market System, the American Stock Exchange or the New York Stock Exchange, on each of the twenty (20) consecutive Business Days ending with the December 31 immediately preceding the December 31 of the applicable Performance Period or, if the December 31 immediately preceding the December 31 of the applicable Performance Period is not a Business Day, ending with the last Business Day immediately preceding such December 31. For purposes of this Instrument, the term “Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close.
          (c) The identity of the corporations that comprise the Peer Group shall be: (i) Worthington Industries, Inc.; (ii) Quanex Corporation; (iii) Owens Corning; (iv) Masco; (v) Blue Linx Holding; (vi) NCI; (vii) Beacon Roofing Supply; (viii) Builders First Source; (ix) Actuant Corp.; (x) Griffon Corp; (xi) Valmont Industries; and (xii) The Home Depot. Notwithstanding the foregoing, at any time and from time to time during any Performance Period, the Committee may review the make up of the Peer Group and, if the nature or business dynamics of any corporation in the Peer Group has changed as a result of which such corporation is no longer appropriately considered a member of the Company’s Peer Group, the Compensation Committee may eliminate such corporation from the Peer Group and, if deemed appropriate by the Compensation Committee, add a new corporation to the Peer Group. If, at any time during the Performance Period, the Committee has increased or reduced the number of corporations in the Peer Group, the Committee shall cause a new Schedule A to be prepared for the purpose of determining the number of Performance Units to be awarded to the Recipient for such Performance Period, which new Schedule A shall be provided to the Recipient and shall be conclusive and binding on the Recipient.
     4. Determination and Payment of Performance Unit Awards. (a) Except as otherwise provided in Section 5 and Section 7 below, at the time for payment with respect to the Performance Units which are the subject of this Award, the Company shall pay to the Recipient, in cash or immediately available funds, an amount equal to: (i) the number of the Performance Units (and related Dividend Equivalent Units) which are deemed to have been earned by the Recipient for each of the Performance Periods which have been established in connection with this Award as determined pursuant to Section 4(c) below; multiplied by (ii) an amount equal to the average of the closing prices of one share of Common Stock as reported by the NASDAQ National Market System: (A) if a Change in Control has not occurred as of December 31, 2011 and, as of December 31, 2011, the Recipient is still in the employ of the Company, the average of such closing prices per share on each Business Day during the period beginning October 1, 2011 and ending December 31, 2011; and (B) if the Recipient’s employment with the Company is terminated prior to December 31, 2011 due to his death, Disability or for any reason after he has attained at least age sixty two (62) and completed at least seven (7) years of service (as determined under the rules governing years of service provided for by the Company’s 401(k) plan), the average of such closing prices per share on each Business Day occurring during the ninety (90) day period ending on the day immediately preceding the date the Recipient’s employment with the Company is terminated (the average of the closing prices of one share of Common Stock during such ninety (90) day period and during the period beginning October 31, 2011 and ending December 31, 2011 each being hereinafter the “Trailing 90 Day Average Value”). No fractional Performance Units will be earned or issued, and, instead, the award of Performance Units will be rounded up or down to the nearest whole share.
          (b) If, prior to December 31, 2011, there has not been a Change in Control and the Recipient is still in the employ of the company on December 31, 2011, the Company shall, no later than January 31, 2012, pay the Recipient the amount determined in Section 4(a) above using the Trailing 90 Day Average Value determined as of December 31, 2011.
          (c) For purposes of determining the number of Performance Units earned by the Recipient for each Performance Period, the Compensation Administration Committee shall, as soon as practicable following the expiration of each of the Performance Periods which have been established under this Award, compare the TSR of the Company for the Performance Period to the TSR for the Performance Period for each of the corporations in the Peer Group. The number of Performance Units to be awarded to the Recipient with respect to such Performance Period shall then be determined from the table attached hereto as Schedule A based on the TSR of the Company for the Performance Period as compared to the TSR of each of the corporations in the Peer Group. Once the number of Performance Units which is deemed to have been earned by the Recipient with respect to a Performance Period has been determined, such number of Performance Units shall not be subject to subsequent adjustment. At the time for payment of Performance Units provided for by this Award as determined pursuant to the provisions of Section 4(b) and Section 5, each Performance Unit earned by the Recipient shall represent the right to receive cash or immediately available funds in an amount equal to the Trailing 90 Day Average Value of one Share of the Company’s Common Stock. At the time for payment of Performance Units provided for by this Award as determined pursuant to the provisions of Section 7 below, each Performance Unit earned by the Recipient shall represent the right to receive cash or immediately available funds in an amount equal to the Fair Market Value of one Share of the Company’s Common Stock.
     5. Payment for Performance Units Upon Certain Terminations of Employment. Notwithstanding any provisions of Section 6.10 of the Plan to the contrary, if the Recipient’s employment with the Company is terminated at any time prior to December 31, 2011 due to death or Disability, or for any other reason after he has attained at least age sixty two (62) and completed at least seven (7) years of service with the Company (as determined under the rules governing years of service provided for by the Company’s 401(k) plan), the Company shall pay to the Recipient (or, in the case of the Recipient’s death, to the Recipient’s Beneficiary), in cash or immediately available funds, an amount equal to: (a) the sum of: (i) the number of Shares of Common Stock represented by Performance Units (and related Dividend Equivalent Units) which are deemed to have been earned by the Recipient as determined pursuant to Section 4(c)

above, for each of the Performance Periods which has been completed prior to the date the Recipient’s employment with the Company is terminated; multiplied by (b) the Trailing 90 Day Average Value determined as of the day immediately preceding the date the Recipient’s employment with the Company is terminated. The amount required to be paid to the Recipient pursuant to the preceding provisions of this Section 5 shall, in the case of a Recipient that is not a specified employee within the meaning of Treasury Reg. §1.409A-1(i) (hereinafter a “Specified Employee”) be paid to the Recipient no earlier than the end of the ten (10) day period beginning on the first day following the date of the Recipient’s employment is terminated, or, if later, beginning on the first day following the date the Company receives written notice that the Recipient’s employment has been terminated due to a Disability, and no later than the end of the thirty (30) day period beginning on the first day following the date the Recipient’s employment is terminated, or, if later, beginning on the first day following the date the Company receives written notice that the Recipient’s employment has been terminated due to a Disability. The amount required to be paid to a Recipient that is a Specified Employee whose employment has been terminated as a result of his death, shall be paid to the Beneficiary of the Specified Employee no earlier than the end of the ten (10) day period beginning on the first day following the date of the Recipient’s death and no later than the end of the thirty (30) day period beginning on the first day following the date of the Recipient’s death. In the case of a Recipient (having an age and years of service with the Company as described above in this Section 5) that is a Specified Employee whose employment with the Company is terminated for any reason other than his death, the amount required to be paid to such Recipient pursuant to this Section 5 shall be paid to such Recipient no earlier than the first day following the end of the six (6) month period beginning on the first day following the termination of the Recipient’s employment and no later than the end of the seven (7) month period beginning on the first day following the termination of the Recipient’s employment.
     6. Forfeiture of Restricted Units Upon Certain Terminations of Employment. If the Recipient’s employment with the Company is terminated for any reason other than his death, Disability or in connection with the occurrence of a Change in Control, prior to December 31, 2011 and prior to his attainment of age sixty two (62) and his completion of at least seven (7) years of service with the Company (as determined under the rules governing years of service provided for by the Company’s 401(k) plan), the Recipient shall forfeit his right to payment for any of the Performance Units which are deemed to have been earned by the Recipient pursuant to the terms of this Award and all Performance Units credited to the bookkeeping account established for the Recipient in connection with this Award shall be forfeited as of the date the Recipient’s employment is terminated. In addition, if the Recipient’s employment is terminated for any reason other than his death, Disability or in connection with a Change in Control, or for any reason whatsoever after the Recipient has attained age sixty-two (62) and completed at least seven (7) years of service with the Company but prior to December 31, 2011, the Recipient shall forfeit his right to payment for any Performance Units which the Recipient could have earned for the Performance Period which begins with the calendar year in which the Recipient’s employment is terminated and each Performance Period, if any, occurring thereafter.
     7. Payment for Performance Units Upon a Change in Control. Upon the occurrence of a Change in Control, the Recipient shall be paid, in cash or immediately available funds, an amount equal to: (a) the number of Performance Units, if any, deemed to have been earned by the Recipient pursuant to Section 4(c) hereof with respect to any Performance Periods which end prior to the date the Change in Control occurs; and (ii) an amount, for each Performance Period established under the terms of this Award which has not ended prior to the date the Change in Control occurs, equal to the Targeted Performance Unit Award; multiplied by (b) the Fair Market Value of one Share of Common Stock, determined as of the date the Change in Control occurs.
     8. Manner for Payment of Awards. All amounts required to be paid to a Recipient in connection with the Performance Units reflected in this Award shall be paid in one lump sum payment less applicable withholding taxes.
     9. Applicability of the Plan. Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award. This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.
     10. Notices. Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:
If to the Company:
Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
Attn: Corporate Secretary
If to the Recipient:

or to such changed address as to which either party has given notice to the other party in accordance with this Section 9. All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.
     11. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first set forth above.

GIBRALTAR INDUSTRIES, INC.
By:

SCHEDULE A

Company TSR Ranked Against	Performance Units
Peer Group TSR’s	to be Awarded

TSR is less than TSR of the 10th ranked Peer Group Company	Zero (0)

TSR is equal to or greater than TSR of 10th ranked Peer Group Company, but less than TSR of 7th ranked Peer Group Company	Thirty Four Percent (.34) of Targeted Performance Unit Award

TSR is equal to or greater than TSR of 7th ranked Peer Group Company, but less than TSR of 6th ranked Peer Group Company	Sixty Six Percent (.66) of Targeted Performance Unit Award

TSR is equal to or greater than TSR of 6th ranked Peer Group Company, but less than TSR of 5th ranked Peer Group Company	One Hundred Percent (1.00) of Targeted Performance Unit Award

TSR is equal to or greater than TSR of 5th ranked Peer Group Company, but less than TSR of 4th ranked Peer Group Company	One Hundred Thirty Four Percent (1.34) of Targeted Performance Unit Award

TSR is equal to or greater than TSR of 4th ranked Peer Group Company, but less than TSR of 2th ranked Peer Group Company	One Hundred Sixty Six Percent (1.66) of Targeted Performance Unit Award

TSR is equal to or greater than TSR of 2nd ranked Peer Group Company	Two Hundred Percent (2.00) of Targeted Performance Unit Award

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